Registration Number: 333-1052781

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Insightful Solutions, Inc. (Name of small business issuer in its charter)
Florida (State or jurisdiction of incorporation or organization)	4532 (Primary Standard Industrial Classification Code Number)	47-0878486 (IRS Employer Identification No.)
Insightful Solutions, Inc. 221 Sunny Ridge Lane, Minneapolis, MN (763) 377-7795
(Address and telephone number of principal executive offices)

221 Sunny Ridge Lane, Minneapolis, MN
(Address of principal place of business or intended principal place of business)
George J. Kuczek 221 Sunny Ridge Lane Minneapolis, MN 55422 (763) 377-7795
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: as soon as practicable following the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (5)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock Unit	250,000 units	$.40	$100,000	Note (1)
Common Stock	250,000 shares	$.40 (1)	$100,000	$8.09
Common Stock	1,000,000 shares	$1.00 (2)	$1,000,000	$80.90
Common Stock	750,000 shares	$3.50 (3)	$2,625,000	$212.36
Warrant A	250,000 warrants	Note (4)	Note (4)	Note (4)
Warrant B	250,000 warrants	Note (4)	Note (4)	Note (4)
			TOTAL FEE PAID	$301.35

(1) Based upon the Unit price which contains one share of common stock per Unit.

(2) Based upon the exercise price of the Warrant A.

(3) Based upon the exercise price of the Warrant B

(4) Included in the calculation of the fee of the underlying common stock.

(5) There is no public market for Insightful Solutions securities. Used only for the purpose of calculating the registration fee pursuant to Rule 457.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INSIGHTFUL SOLUTIONS, INC.

The information is this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is December 1, 2004

This is our initial public offering.

Our securities are not listed on any national securities exchange or listing service.

250,000 common stock Units comprising

250,000 shares of common stock

250,000 Warrant A

250,000 Warrant B

1,750,000 common shares upon exercise of Warrant A and Warrant B

INSIGHTFUL SOLUTIONS, INC.

Common Stock Units

$.40 per Unit

This prospectus relates to the offering by Insightful Solutions, Inc. of 250,000 common stock Units, each Unit comprising 1 share of common stock, no par value per share, one warrant A, and one warrant B; in addition, we are offering 1,750,00 shares of common stock, no par value per share, which would be issued only upon the exercise of the warrants for the purchase of common stock. See "Summary", "Plan of Distribution."

The warrant A may be exercised at a price of $1.00 for a share of common stock up to a maximum of 1,000,000 shares. The warrant B may be exercised at a price of $3.50 for a share of common stock up to a maximum of 750,000 shares. The warrant A and warrant B are not separately tradable from the common stock.  See "Market for Common Equity and Related Shareholder Matters"

We could receive approximately $3,625,000 of gross proceeds from the exercise of all the warrants A and B. However, the exercise of any of such warrants is not assured.

The Units, common stock, and redeemable warrants are speculative securities and involve a high degree of risk. An investment hereunder should be undertaken only after careful evaluation of the risk factors and the other information set forth in the Prospectus. See "Risk Factors" starting at page 4.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

	PRICE TO THE PUBLIC PER UNIT OR PER SHARE	AGGREGATE PRICE TO THE PUBLIC	PROCEEDS TO THE COMPANY
PER COMMON STOCK UNIT COMPRISING 1 SHARE OF COMMON STOCK, 1 WARRANT A, 1 WARRANT B	$.40	$100,000	$100,000
TOTAL	$.40	$100,000	$100,000

The Units will be offered by the officers of the Company on a best efforts basis for a period of six months following the effective date of this registration statement. There are not any arrangements to place any funds in escrow, trust or similar account.

SUMMARY

Insightful Solutions, Inc. is making an initial public offering of common stock Units, comprising 1 share of common stock, 1 warrant A exercisable at $1.00 for a share of common stock, and 1 warrant B exercisable at $3.50 for a share of common stock.  The Units are arbitrarily priced at $.40 per Unit. The warrants are not separately tradable from the common stock. This offering is being self-underwritten by the officers of Insightful Solutions, Inc. and will continue for up to two years from the effective date of the registration statement unless extended by us.  This is our initial public offering.  There is no market for our common stock and you may never be able to sell any shares you purchase in this offering.

We sell motivational, self-improvement, personal recognition products and corporate gifts by direct mail, telephone solicitation, and through our web site at  insightfulsolutions.com  Our predecessor has been in business since 1996 but it was operated as a sole proprietorship and only within the local Minneapolis market.  We intend to expand our business with the proceeds of this offering by upgrading the look & feel and functionality of our internet site, by direct mail campaigns to up to 20,000 recipients at a time  by telephone solicitation and by personal sales calls.  Our cash position is precarious. Our business is competitive, and even if we sell all the Units being offered and apply the proceeds in the most expeditious manner possible we may not be successful in expanding our business or operating at a profit at any time in the future.

We lack profits from operations. Our existing customer base is not large enough to finance an aggressive growth plan. Our financial condition is poor with less than $500 in cash at hand as of the end of September, 2004. We are entirely dependent on receiving the proceeds of this offering to implement our plan to expand our business.

RISK FACTORS

Investors should consider, among other things, the following factors in connection with the purchase of the common stock Units and the other securities being offered herein.

BUSINESS AND COMPANY RISKS

1.  Insightful Solutions, Inc. has no significant business history. Although the predecessor to Insightful Solutions has been in operation since 1996, that business was operated as a sole proprietorship on a small-scale, primarily within its local market area of Minneapolis, Minnesota. Because management has no experience operating this business on the internet and outside the local market area, there can be no assurance that management will be successful in expanding the business to the regional or national level. There can be no assurance that increasing the direct mail marketing expenses with the proceeds of this offering would result in increased sales sufficient to justify those expenses, or that the substantial cost of developing a web site will ever result in any profit to the company. There is substantial risk to investing in any company with no business history. There is no objective basis upon which a prospective investor can evaluate how management has performed in similar situations.

2.  You may never be able to sell the stock you purchase in this offering at all or on terms you consider reasonable. Quotations for our securities are not presently available on any listing or quotation service. As of the date of this prospectus we do not have a market maker and we have not submitted any material to the regulators to have our securities quoted on the Over The Counter Bulleting Board (OTCBB). The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Even with a market maker, factors such as the limited size of the offering means that there can be no assurance of an active and liquid market for the common stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of common stock should carefully consider the limited liquidity of their investment in the shares being offered hereby and  consider the substantial risk of losing all or a part of their investment.

3.  We have limited capital and we will experience losses for the foreseeable future. At the date of this prospectus we have less than $500 in cash and are entirely dependent on the proceeds of this offering to finance our direct marketing costs and to build a meaningful web presence for our products and services. If we do not raise sufficient minimum capital in this offering to implement the essentials of our business plan, estimated at $50,000, we will continue to operate our business on a limited basis but we will be restricted in our ability to increase our revenue and to otherwise grow the business.

4.  We are uncertain about our ability to raise or generate a sufficient amount of capital. There can be no assurance that we will be successful in raising a sufficient amount of capital in this offering or through the exercise of the warrants or otherwise, or in generating from operations a sufficient amount of capital to meet our long term operating requirements. If we are unable to generate the required amount of capital, whether through securities offerings or operations, our ability to meet our obligations and to continue any future operations would be adversely affected. In those circumstances we could seek the protection of the bankruptcy laws. The occurrence of that event would most likely result in a total loss of the amount that you had invested in our securities.

5.  We do not intend to pay any dividends for the foreseeable future. Purchasers of our common stock will not earn a return on their investment unless the public market price increases after the time of their investment and there is sufficient liquidity to support a market.  There can be no assurance that the market price of our common stock will ever appreciate in value following this offering and purchasers of our common stock should carefully consider the possibility that they may lose all or a part of their investment in our common stock.

6.  Our management group controls the majority of common stock. In the aggregate, direct and beneficial ownership of Insightful Solution shares of common stock by management represents approximately 56% of Insightful Solution issued and outstanding shares of common stock, and approximately 43% of such issued and outstanding stock if all the securities being offered herein are purchased and all warrants are exercised. Hence, the management group has effective control of the corporation with respect to the election of directors, approval of business combinations, and all other matters that may require shareholder approval or consent.  Except as may be required by law, purchasers of our common stock will have little or no influence in electing directors or in influencing important corporate decisions that may affect the value of their investment.

7.  We are dependent on a single individual to operate our business. Our performance is substantially dependent on the performance of its management, which at the time consists solely of George and Linda Kuczek. The loss of the services of either George or Linda Kuczek would have a material adverse effect on the business, results of operations and financial condition of Insightful Solutions. We may not be able to find adequate replacements within a reasonable time or on reasonable terms. Although management has substantial share interests in Insightful Solution at present, we do not have agreements in place which bind the Kuczeks to the company. In addition, Insightful Solutions does not hold "key-man" insurance for its executive officers. See "Management."

8.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the common stockholders of Insightful Solutions will be reduced. Common stockholders may experience additional dilution in ownership and rights as such newly issued securities may have rights, preferences or privileges senior to those of the holders of the common stock.

9.  A future acquisition could result in large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect our financial condition. Acquisitions and mergers entail numerous risks and uncertainties, including difficulties in the assimilation of operations, personnel, technologies, products and information systems of the partner companies, the diversion of management attention from existing business concerns, the risks of entering geographic and business markets in which we have no or limited prior experience and the potential loss of key employees of acquired organizations. We have not made any acquisitions in the past. No assurance can be given as to our ability to successfully integrate into any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

10.  Managements broad discretion over the allocation of proceeds from the sale of securities and exercise of the warrants means that those proceeds could be used for risky ventures not contemplated by or approved by the shareholders. Insightful Solution could receive up to $3,625,000 in gross proceeds from the exercise of the redeemable warrants, and up to $100,000 from the sale of the Units.  Management will have broad discretion with respect to the use of the proceeds it may receive from the sale of securities in this offering and from the exercise, if any, of the warrants contained in the units being sold by the company. Because management will retain control of Insightful Solutions following this offering they may use such proceeds to make untimely acquisitions or risky ventures outside of managements area of experience not approved by the shareholders. (See also the Risk Factor #6 in this section).

RISKS RELATED TO THIS OFFERING

11.  If you purchase shares in this offering either through purchase of the units or through the exercise of any warrants, you will experience immediate and substantial dilution in pro forma net tangible book value per share. Net tangible book value per share represents the amount of our total assets less our total liabilities, divided by the number of shares of our common stock outstanding immediately after the offering but before the exercise of any warrants, options or other securities that may be convertible into common stock. Based upon an estimated offering price of $.40 per unit, purchasers of units in this offering would realize an immediate, substantial dilution of $.399 per share of common stock or practically 100% of the estimated offering price per Unit.

12.  No public market has existed for our shares. An active trading market may never develop or be sustained. This is our initial public offering and before this offering, there has never been a public market for our common stock. We cannot assure you that an active trading market will develop or be sustained after this offering. You may not be able to resell your shares within a reasonable time or at or above the initial public offering price.

There can be no assurance that the market price of our common stock after this offering will relate to our book value, assets, past operating results, financial condition or any other established criteria of value. Therefore, the initial public offering price or the price at which you may purchase units or the other securities being offered herein may be more than the market price of our common stock at any time after this offering even if a public market does develop for our common stock.

13.  The sale of a substantial number of shares of our common stock after this offering may cause our stock price to fall .The market price of our shares of common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that substantial sales could occur, after the closing of this offering. These sales also might make it difficult for us to sell shares in the future at a time and at a price that we deem appropriate. Immediately after this offering, we will have 6,660,000 outstanding shares of common stock. Of these, 250,000 may be resold immediately in the public market. If all the redeemable warrants were exercised the number of outstanding shares would increase to 8,4100,000 of which 2,000,000 may be immediately resold in the public market.. The remaining shares would continue to be restricted from immediate resale under the federal securities laws but could be sold into the public market in the near future subject only to volume limitations and certain other restrictions under Rule 144 of the Securities Act of 1933.

14.  We may not be able to obtain or maintain the quotation of our common stock on the OTC Bulleting Board, which would make it more difficult to dispose of our common stock. We intend to have our common stock quoted on the OTC Bulletin Board ("OTCBB"). Even if it is accepted for quotation, we cannot guarantee that it will always be available for OTCBB quotations. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers will not be permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock.

15.  Our offering price was determined arbitrarily and is not reflective of any objective measurement of value. The amount and the price of the common stock being offered by the selling security holders is reflective of the exercise price of the redeemable warrants. We have established the offering price arbitrarily and it bears no relationship to Insightful Solutions asset value, book value, net worth, or any other established criteria of value. The offering prices of the units, and the redeemable warrants were determined arbitrarily based on our assessment of the possible earnings potential of Insightful Solutions and our belief in what may constitute and attractive share price to potential investors in our securities.

AVAILABLE INFORMATION

A Registration Statement on Form SB-2 relating to the shares offered hereby has been filed by Insightful Solutions with the Securities and Exchange Commission (the "Commission"). This prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to Insightful Solutions and the securities offered hereby, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement may be inspected and copied at the offices of the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549. Telephone 202-942-8090. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C., upon the payment of the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Insightful Solutions intends to furnish to its shareholders annual reports containing financial statements audited by an independent public accounting firm.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about: - our market opportunity; - our strategies; - competition; - expected activities and expenditures as we pursue our business plan, and - the adequacy of our available cash resources. These statements appear in a number of places in this report and include statements regarding the intent, belief or current expectations of Insightful Solutions, its directors or its officers with respect to, among other things:

         trends affecting Insightful Solutions financial condition or results of operations,

         Insightful Solutions business and growth strategies,

         Insightful Solutions financing plans.

         Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The accompanying information contained in this prospectus, including, without limitation, the information set forth under the headings "Risk Factors," "Plan of Operation for the Next 12 Months" identify important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement

PLAN OF OPERATIONS FOR THE NEXT 12 MONTHS

The following should be read in conjunction with the Consolidated Financial Statements of Insightful Solutions, Inc. and the notes thereto included elsewhere in this prospectus.

At the date of this prospectus we have less than $500 in cash, which is not adequate to satisfy our cash requirements for   We are conducting this offering to raise the cash necessary to implement our business plan. We are dependent upon the success of this offering to finance our plan. If this offering is successful and all 250,000 common stock units are sold by the company at $.40 per unit we will raise $100,000 in cash with no deductions for commissions or fees.  This amount would be sufficient to operate the company for a period of twelve months and to implement our business plan within this same period. If we do not receive any proceeds from this offering our current cash position is not sufficient to conduct a direct mail campaign or to additionally develop our web site to grow the business. Our obligatory fixed expenses are low enough to allow us to continue in business for the next twelve months even if we do not raise any money in this offering, however, we would have to raise additional funds from time to time for payment of professional fees related to this offering.  If we receive only a portion of the proceeds from this offering we will scale our business plan accordingly.

Management has surveyed 2,500 business owners and managers to gain an understanding of what this survey group thought would be most important to them for improving areas of their operations in which the company believed it could participate. The information gained from this survey and management's experience with what has worked in the past is the basis of the company's business plan. Generally, upon the successful conclusion of this offering Insightful Solutions intends to develop and produce a mix of brochures, newsletters, and bulletins which will be distributed in a direct mail marketing program to a customer list numbering some 300 existing customers and about 5,000 to 20,000 potential customers depending upon the mailing lists purchased and the time of year the mailing would take place.  Our customers are primarily small business owners and executives, and human resource executives at larger corporations.

Management estimates that a minimum of about $30,000 in proceeds will be needed to implement the direct mail program on an efficient scale. Direct mail would promote a to-be-developed company brochure designed to inform customers about who we are, what we offer, and why they should be interested in what we offer. We would likely also include a variety of logo promotional pieces (pens, mouse pads, note pads) imprinted with Insightful Solutions contact information. The direct mail program would also promote the web site.

In addition to the direct mail program management intends to upgrade the Insightful Solutions website interactivesolutions.com so that we can publish a larger and more diverse catalogue of company products and services and promote more customer interaction. Professional development is required to improve the look and feel of the site into something unique to Insightful Solutions, and to favorably position site content within the parameters of the most popular search engines. Management estimates that a minimum of $20,000 of proceeds will be used for the website development project. No final decision has been made on whether the hardware and equipment for the website project will be purchased, leased or contracted. In either event we anticipate that equipment purchases over the next twelve months would consist of a two or three station computer network and ancillary communications devices.

Our web site is currently operational at insightfulsolutions.com where we offer a limited selection of recognition and award products such as artwork, and a variety of crystal, bronze, wood, marble and stainless steel items. Online customers can make purchases by credit card.  Additional categories of goods and services which can be sold through the web site include theme products, computer accessories and other company logo products, cultural and motivational wall art, theme oriented greeting cards, books, and an expanded selection of upscale corporate gifts.

We anticipate that the two elements of our growth plan, the direct mail campaign, and the upgrade to the website, will proceed simultaneously following the successful conclusion of this offering. For the most part independent experts will be used to develop the materials for the direct mail campaign, and for website development.  Management anticipates that each of these projects will take several months to complete although management is not able at this time to estimate with particularity the specific time frames during which any phase of either project may be completed.

There is no specific plan to add personnel over the next twelve months. However, this policy will be reevaluated within about three months after the initiation of the direct mail program to determine at that time the potential cost effectiveness of adding one or two fulfillment staff personnel, and the potential benefit of adding one or two direct sales personnel to follow-up on local leads.

FINANCIAL STATEMENTS

INSIGHTFUL SOLUTIONS, INC.

(A FLORIDA CORPORATION)

FINANCIAL STATEMENTS

AND
INDEPENDENT ACCOUNTANTS'

AUDIT REPORT

DECEMBER 31, 2003 AND 2002

TABLE OF CONTENTS

PAGE
AUDITOR'S REPORT	F1
FINANCIAL STATEMENTS
Balance Sheets	F2-3
Statements of Income and Retained Earnings	F4
Statement of Cash Flows	F5
Notes to Financial Statements	F6-12
SUPPLEMENTAL INFORMATION
Accountants' Report	F13
Financial Statements for September 30, 2004	F14-17

Myslajek, LTD.

Certified Public Accountants & Consultants

100 Sheland Parkway, Suite 100

St. Louis Park, Minnesota 55426

952-544-4147

Insightful Solutions, Inc.

Golden Valley, Minnesota

We have audited the accompanying balance sheets of Insightful Solutions, Inc. (A Florida Corporation) as of December 31, 2003, and 2002, and the related statements of income and retained earnings, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Insightful Solutions, Inc. as of December 31, 2003 and 2002, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

/s/ Myslajek, Ltd.

Myslajek, Ltd.

St. Louis Park, Minnesota

July 9, 2004

F1

INSIGHTFUL SOLUTIONS, INC.

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

ASSETS

	2003	2002
CURRENT ASSETS
Cash	$ 51	$ 3,788
Accounts Receivable (Note 2)	246	987
Total Current Assets	297	4,775

PROPERTY AND EQUIPMENT, AT COST (Note 2)
Furniture and Fixtures	475	-
Less - Accumulated Depreciation	190	-
Net Property and Equipment	285

OTHER ASSETS
Goodwill (Note 2)	-	9,400
Total Other Assets	-	9,400

TOTAL ASSETS	$ 582	$ 14,175

See accompanying Notes to Financial Statements and Accountants' Audit Report

F2

INSIGHTFUL SOLUTIONS, INC.

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

LIABILITIES AND SHAREHOLDERS' EQUITY

	2003	2002
CURRENT LIABILITIES
Sales Tax Payable	$ -	$ 56
Total Current Liabilities	-	56

LONG-TERM LIABILITIES
Notes Payable, net of current portion above	-	-
Total Long-Term Liabilities	-	-

TOTAL LIABILITIES	-	56

SHAREHOLDERS' EQUITY
Common stock, non par, 50,000,000 shares authorized 5,020,000 shares issued and outstanding (Note 4)	36,176	36,176
Retained Earnings	(35,594)	(22,057)

TOTAL SHAREHOLDERS EQUITY	582	14,119

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 582	$ 14,176

See accompanying Notes to Financial Statements and Accountants' Audit Report

F3

INSIGHTFUL SOLUTIONS, INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

REVENUES
Consulting Fees	$ -	$ -
Sales	728	22,282
Total Revenues	728	22,282

COST OF GOODS SOLD
Cost of Goods Sold	929	-
Gross Profit (Loss)	(201)	22.282

OPERATING EXPENSES
Advertising Expenses	946	909
Automobile Expenses	-	2,197
Bank Service Charges	46	-
Depreciation Expenses	190	-
Commission and Sales Expenses	-	617
Training and Education	-	292
Travel, Meals and Entertainment	-	1,294
Miscellaneous	158	280
Repairs and Maintenance	-	724
Office Expenses	356	9,976
Professional Services	1,937	17,718
Officer Salaries	-	5,076
Licenses and Fees	302	70
Total Operating Expenses	3,938	39,153

INCOME (LOSS) FROM OPERATIONS	$ (4,137)	$ (16,871)

OTHER INCOME (EXPENSES)
Goodwill Impairment Loss	(9,400)	-

NET INCOME (LOSS) (Note 4)	$ (13,537)	$ (16,671)

RETAINED EARNINGS
Beginning of Year	(22,057)	(74,602)
Distribution of R/E - Sole Prop (balance at 12/31/01)	-	74,602
Distribution of R/E - Sole Prop (from 1/1 - 5/29/02)	-	(5,188)
End of Year	$ (35,594)	$ (22,057)

SHAREHOLDERS' CAPITAL
Beginning of Year	36,176	94,657
Capital Contributions (Note 4)	-	36,176
Distribution of Owner's Capital Account - Sole Prop	-	(94,667)
End of Year	$ 36,176	$ 36,176

LOSS PER SHARE
Basic (Note 4)	$ (0.003)	$ (0.006)
Common Shares Outstanding	5,020,000	3,640,000

See accompanying Notes to Financial Statements and Accountants' Audit Report

F4

INSIGHTFUL SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$ (13,537)	$ (16,871)

Adjustments Needed to Reconcile Net Income to Cash Flow from Operations
Depreciation	190
Goodwill Impairment Loss	9,400
Changes in Operating Assets and Liabilities
Decrease in Accounts Receivable	741	466
Decrease in Prepaid Lease Costs	-	(4,157)
Decrease in Accounts Payable	-	1,889
(Decrease)/Increase in Sales Tax Payable	(56)	10
	10,275	(1,790)

Net Cash Used by Operating Activities	(3,262)	(18,661)

CASH FLOWS FROM INVESTING ACTIVITIES
Notes and Contracts Payable	-	-
Distributions to Owner (Owner's Equity from Sole Prop) - (Note 4)		(12,061)
Acquisition of Goodwill (Note 2)		(9,400)
Capital Contributions (Note 4)	-	36,176

Net Cash Provided by Financing Activities	-	14,695

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,737)	(3,966)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,788	7,754

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 51	$ 3,788

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ -	$ -
Income Taxes	$ -	$ -

See accompanying Notes to Financial Statements and Accountants' Audit Report

F5

INSIGHTFUL SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

History and Organization.

Insightful Solutions, Inc. (the "Company") was incorporated on May 29, 2002 under of the laws of the State of Florida.  Prior to that date, the Company operated since December 12, 1966 as a sole proprietorship under the laws of the State of Minnesota.  The Company provides consulting, promotional marketing, and awards and recognition products for businesses to promote products, sales, themes, and internal teamwork.

 Historically, the Company has maintained sufficient liquidity to fund its operations and capital additions.  However, there is no absolute assurance that this trend will continue.  Although the Company has been successful in its local market from 1996 to 2002, there is no guarantee that it will be successful in expanding its business to the regional or national level.  As a consequence, sales may not increase sufficiently to justify the increases in direct-mail marketing expenses or to fund capital additions.  The Company is thus entirely dependent upon the proceeds of its initial public offering to finance any costs.  If sufficient capital is not raised through the offering, the business will continue to operate, but on a limited basis due to a lack of liquidity.  During the years ended December 31, 2003 and December 31, 2002, cash decreased by $3737 and $3966, respectively.  The cash in working capital balances as low December 31, 2003 were $51 and $297, respectively.  The cash and working capital balances as of December 31, 2002 were $3788 and $4719, respectively.

 Summary of Significant Accounting Policies.

 Accounting policies adopted by the Company conform to generally accepted accounting principles.  The more significant policies are summarized below.

Recognition of Revenue and Expense.

The accrual basis of accounting is followed for recognition of revenue and expense.

Use of Estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities as of the date of the financial statements.  Also affected are the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Operating Segments.

The Company consists of only one operating segment.

Accounts Receivable.

Accounts receivable are recorded when services performed are completed.  No reserve for doubtful accounts is considered necessary for the years ended December 31, 2003 and 2002.

Cash and Cash Equivalents.

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Income Taxes.

The Company is a corporation for both federal and Minnesota income tax purposes.  The Company was incorporated in Florida, but its principal place of business is in Minnesota.  Deferred income taxes arise from temporary differences, which are the result of income and expense items being reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of the assets to which they relate.  The principal sources of temporary differences are: (1) expenses deducted for financial accounting purposes not deducted for income tax purposes; and (2) the amortization of goodwill for income tax purposes not currently deducted for financial accounting purposes.  The following is a reconciliation of financial statements.  Net income (loss) to taxable income (loss) for the years ended December 31, 2003 and 2002:

	2003	2002
Net Income (Loss)	$ (13,537)	$ (22,057)
Add:
1/2 of Meals & Entertainment	-	-
Organization Costs not deducted	-	70
Other Inc no on financial books	-	-
Less:
Goodwill amortization	(893)	(470)
Organization Costs amortization	(14)	(7)
Other Exp not on financial books	-	-
Taxable Income (Loss)	$ (14,444)	$ (22,464)

 The provision for income taxes for the years ended December 31, 2003 and 2002 is $0.  There is no income tax due for the Company for the years ended December 31, 2003 and 2002 since there is a net taxable loss.  Furthermore, the net loss of $22,057 mentioned above for the year ended December 31, 2002 is reflecting the net loss for May 29, 2002 through December 31, 2002 (the period of time, the company was a corporation).  Net income of $5,186 was realized for the period January 1 through May 29, 2002, while the company was still a sole proprietorship.  The only book/tax difference for this period was 50% of meals and entertainment in the amount of $345.  Therefore, the amounts for the entire year ended December 31, 2002 would be a net loss of $16,871, and a taxable loss of $16,933.

Property and Equipment.

Property and equipment are carried at the lower of cost or net realizable value.  Provisions for depreciation of fixed assets are computed for both financial reporting and income tax purposes over the estimated useful life of the assets.  Furniture and fixtures are depreciated over five to seven years, and vehicles and computers are depreciated over five years.  When assets are retired or sold, the cost of the assets and the related accumulated depreciation are removed from the books.  Any gain or loss on the retirement or sale is reflected in the earnings for that period.  Additions, improvements, and expenditures for maintenance that add materially to the productivity or extend the life of an asset are capitalized.  Other expenditures for maintenance and repairs are charged to expense in the current year.  The Company did not hold any assets of this nature as of December 31, 2002.

The major classes of depreciable assets at cost was as follows for the year ended December 31, 2003:

2003
Furniture & Fixtures	$ 475
$ 475
Less: Accumulated Depreciation	(190)
Net Book Value	$ 265

Start-Up Costs.

Start-Up costs are expensed as they are incurred.  For the years ended December 31, 2003, and 2002, the Company incurred $0 and $70, respectively.

Advertising.

The Company provides for promotion of its business services through advertising and conferences and seminars.  All advertising costs are expensed as incurred.  For the years ended December 31, 2003 he and 2002, these expenses amounted to $946 and $909 respectively.

Goodwill.

Goodwill was acquired from the predecessor proprietorship for one million shares of the Company's common stock in a tax-free exchange upon incorporation.  Goodwill consists of the corporate name and continuing similar operations, and was received in exchange for the corporation's stock at fair market value, $0.0094 per share.  The fair market value was determined by averaging the price per share that outside parties paid for their stock.  The goodwill was acquired from the Company's offices (also two of the Company shareholders) at a fair market value of $9,400.

The goodwill was tested for impairment, in accordance with SFAS 142.  An impairment loss generally occurs when sales of stock to outside party parties drastically declines, thus lowering the fair market value (per share) of stock.  There were no sales of stock to outside parties during the entire year of 2003.  Furthermore, the Company realized very little revenue, and an overall net loss was recognized.  Since goodwill is based upon these factors, it declines in value as a result, and it was determined that goodwill should be written off in its entirety.  Thus, the value of goodwill at December 31, 2003 was $0.

Related Party Transactions.

The Company has issued shares of stock to related parties as compensation, and as consideration for the business name.  The amount of stock issued to the officers, George and Linda Kuczek, as compensation was $5,076 for the year ended December 31, 2002. The amount of stock issued to the Company's attorney, as consideration for services performed, was $4,700 for the year ended December 31, 2002. Finally, the amount of stock issued to the officers George and Linda Kuczek as consideration for the business name was $9,400 for the year ended December 31, 2002

The per-share value of the stock issued to the related parties was determined by averaging the price per share that outside parties paid for the stock.  The fair market value per share was $0.0094 per share.

Effect of Incorporation.

The Company was incorporated on May 29, 2002.  The only asset from the proprietorship transferred to the Company was goodwill.  All of the proprietorship's fixed assets, long and short-term notes payable, owner's capital, and retained earnings were distributed to its owner, as of the date of incorporation.  They were not transferred to the Company.  Here is a summary of the distribution (which is also shown on the statement of cash flows under financing activities as a net cash outflow of $12,081):

Fixed Assets - Net Book Value at 12/31/01	$ (36,622)
Notes Payable (balance at 12/31/01)	22,662
Owner's Capital (balance at 12/31/01)	94,657
Retained Earnings (negative balance at 12/31/01)	(74,602)
Retained Earnings (net income from 1/1 - 5/29/02)	5,186

Total distribution to owner	$ 12,081

Please note that the net loss for the year ended December 31, 2002, includes activity while the company was still a sole proprietorship until May 29, 2002.  Thus, as noted before, the net loss of $16,871 is for the entire year, while the net loss of $22,057 is for the period of time the Company was a corporation.  The basic loss per share calculated on the statement of cash flows is based on the period of time the company was a corporation, and not for the entire year.

The company also issued common stock during the period May 29 through December 31, 2002.  Common stock in the amount of $17,000 was sold to outside parties.  An additional $9,400 was issued in return for goodwill purchased from the sole proprietorship.  The remaining $9,776 was issued in return for services provided.  Of the remaining $9,776, $5,076 was issued in the form of officer salaries.  The following is a summary of common stock outstanding as of December 31, 2002:

ISSUED TO	DATE ISSUED	# OF SHARES	CASH PROCEEDS	SERVICES PROVIDED	PRICE PER SHARE	FAIR MARKET VALUE
Mike & Joan McLaughlin	5/29/02	1,000,000	$1,000		$.0010	$1,000
Heartland Diversified Industries, Inc.	5/29/02	500,000	$10,000		$.0200	$10,000
Harley & Sharon Leverenz	10/07/02	100,000	$2,000		$.0200	$2,000
Steve & Kathleen Dennis	10/30/02	100,000	$2,000		$.0200	$2,000
Dimitri G. Dimitri	11/12/02	100,000	$2,000		$.0200	$2,000
George & Linda Kuczek	5/29/02	1,000,000		$9,400	$.0094	$9,400
Peter Amaral	5/29/02	500,000		$4,700	$.0094	$4,700
George & Linda Kuczek	8/12/02	90,000		$846	$.0094	$846
George & Linda Kuczek	9/12/02	90,000		$846	$.0094	$846
George & Linda Kuczek	10/03/02	90,000		$846	$.0094	$846
George & Linda Kuczek	10/30/02	90,000		$846	$.0094	$846
George & Linda Kuczek	11/30/02	90,000		$846	$.0094	$846
George & Linda Kuczek	12/30/02	90,000		$846	$.0094	$846

BALANCES AT DECEMBER 31, 2002		3,840,000	$17,000	$19,176		$36,176

 The Company continued to issue common stock during the year ended December 31, 2003.  All the stock issued during the current year was for services.  However, the price per share was $0, due to the lack of sales to outside parties.  The following is a summary of common stock outstanding as of December 31, 2003.

ISSUED TO	DATE ISSUED	# OF SHARES	CASH PROCEEDS	SERVICES PROVIDED	PRICE PER SHARE	FAIR MARKET VALUE
BALANCES AT JAN 1, 2003		3,840,000	$17,000	$19,176		$36,176
George & Linda Kuczek	1/13/03	90,000		$0	$0	$0
George & Linda Kuczek	2/28/03	90,000		$0	$0	$0
George & Linda Kuczek	3/31/03	90,000		$0	$0	$0
George & Linda Kuczek	4/03/03	90,000		$0	$0	$0
George & Linda Kuczek	5/20/03	90,000		$0	$0	$0
George & Linda Kuczek	5/31/03	90,000		$0	$0	$0
George & Linda Kuczek	6/30/03	90,000		$0	$0	$0
George & Linda Kuczek	7/31/03	90,000		$0	$0	$0
George & Linda Kuczek	8/31/03	90,000		$0	$0	$0
George & Linda Kuczek	9/30/03	90,000		$0	$0	$0
George & Linda Kuczek	10/31/03	90,000		$0	$0	$0
George & Linda Kuczek	11/30/03	90,000		$0	$0	$0
George & Linda Kuczek	12/31/03	90,000		$0	$0	$0

BALANCES AT DECEMBER 31, 2003		5,020,000	$17,000	$19,176		$36,176

Myslajek, LTD.
Certified Public Accountants & Consultants

INDEPENDENT ACCOUNTANTS' COMPILATION REPORT

Insightful Solutions, Inc.

Golden Valley, Minnesota

We have compiled the accompanying balance sheet of Solutions, Inc. (A Florida Corporation), as of September 30, 2004, and the related statements of Income and retained earnings, and cash flows for the three and nine month periods then ended, In accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting In the form of financial statements information that Is the representation of management. We have not audited or reviewed the accompanying information aid, accordingly, do not express an opinion or any other form of assurance on them.

 Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were Included in the financial statements, they might Influence the user's conclusions about the company's financial position and results of operations. Accordingly, these financial statements are not designed for those who are not informed about such matters.

/s/ Myslajek, LTD

Myslajek, LTD.
St. Louis Park, Minnesota
November 5, 2004

1000 SheIard Parkway Suite 100

St. Louis Park, Minnesota  55426
952-544-4147 Fax 952-544-2628

 848 Lowry Avenue NE
Minneapolis, Minnesota 56418
 612-781-2771 Fax 612-781-4517

INSIGHTFUL SOLUTIONS, INC.

BALANCE SHEET

SEPTEMBER 30, 2004

ASSETS

SEPTEMBER 30, 2004

CURRENT ASSETS
Cash	$ 460
Total Current Assets	$ 460

PROPERTY AND EQUIPMENT, AT COST
Computer Equipment	-
Furniture and Fixtures	475
Vehicles	-

Less - Accumulated Depreciation	(251)

Net Property and Equipment	224

OTHER ASSETS
Goodwill	-
Total Other Assets	-

TOTAL ASSETS	$ 684

See Accountant's Compilation Report

INSIGHTFUL SOLUTIONS, INC.

BALANCE SHEET

SEPTEMBER 30, 2004

LIABILITIES AND SHAREHOLDERS' EQUITY

SEPTEMBER 30, 2004

CURRENT LIABILITIES
Due to Officer	$ -
Total Current Liabilities	$ 0

LONG TERM LIABILITIES	-
Total Long Term Liabilities	-

TOTAL LIABILITIES	0

SHAREHOLDERS' EQUITY
Common Stock, non par, 50,000,000 shares authorized 6,230,000 shares issued and outstanding	40,176
Retained Earnings	(39,492)

TOTAL SHAREHOLDERS' EQUITY	684

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 684

See Accountant's Compilation Report

INSIGHTFUL SOLUTIONS, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPT 30, 2004

	JULY 1 - SEPTEMBER 30, 2004	JANUARY 1 - SEPTEMBER 30, 2004

REVENUES
Consulting Fees	$ -	$ -
Sales	912	1,173
Total Revenues	912	1,173

COST OF GOODS SOLD
Cost of Goods Sold	363	633
Gross Profit (Loss)	549	640

OPERATING EXPENSES
Advertising Expenses	69	469
Automobile Expenses	-	-
Bank Service Charges	21	138
Depreciation Expenses	20	61
Commission and Sales Expenses	-	-
Training and Education	-	-
Travel, Meals and Entertainment	-	-
Miscellaneous	-	-
Repairs and Maintenance	-	-
Telephone Expenses	17	-
Office Expenses	-	1,370
Professional Services	-	2,500
Officer Salaries	-	-
Licenses and Fees	-	-

Total Operating Expenses	127	4,537

INCOME (LOSS) FROM OPERATIONS	432	(3,898)

OTHER INCOME (EXPENSE)	-	-
Interest Expense	-	-
	422	3,998
NET INCOME (LOSS)
	422	(3,695)
RETAINED EARNINGS
Beginning of Year		(35,694)
End of Year		$ (39,492)

SHAREHOLDERS' CAPITAL
Beginning of Year		36,176
Capital contributions		4,000
Distributions		-
End of Year		$ 40,176

LOSS PER SHARE
Basic	$ 0.000	$ (0.001)
Common Shares Outstanding	6,230,000	6,230,000

See Accountant's Compilation Report

INSIGHTFUL SOLUTIONS, INC.

STATEMENT OF CASH FLOWS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPT 30, 2004

	JULY 1 - SEPTEMBER 30, 2004	JANUARY 1 - SEPTEMBER 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$ 422	$ (3,898)

Adjustments Needed to Reconcile Net Income to Cash Flow from Operations
Depreciation	20	61
Changes in Operating Assets and Liabilities	-	-
Increase in Due to Officer	-	-
Decrease in Accounts Receivable	-	246
	20	307
Net Cash Used by Operating Activities	442	(3,591)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	-	-

Net Cash Used by Investing Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Notes and Contracts Payable
Distributions
Acquisition of Goodwill
Capital Contributions		4,000

Net Cash Provided by Financing Activities	-	4,000

NET DECREASE IN CASH AND CASH EQUIVALENTS	422	409

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		51

CASH AND CASH EQUIVALENTS AT END OF YEAR		$ 480

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During Period For:
Interest	$ -	$ -
Income Taxes	$ -	$ -

See Accountant's Compilation Report

USE OF PROCEEDS

Proceeds from this offering of 250,000 common stock units at an arbitrary price established by Management of $.40 per unit, or $100,000 in the aggregate, will be used to implement our business plan for the next 12 months. Generally our business plan provides for the design, development and publication of brochures, technical bulletins, and newsletters that will be mailed to about 300 existing and from 5,000 to 20,000 potential customers depending primarily upon the mailing lists purchased and the time of the mailing. We estimate that at least $30,000 in proceeds will be needed for an efficient mailing. In addition to our bulk mail program Management intends to continuously develop its interactive website that will be used to catalogue and sell products and services offered by the company. Management estimates that a minimum of $20,000 in proceeds will be needed to upgrade the Insightful Solutions website.  In so far as we receive more than the aforementioned $50,000 in proceeds management will apply the proceeds to increase the size of the mailing or to augment the mailing material in kind and quality, and to promote the Insightful Solutions website or augment its functionality, and for general corporate purposes including cash compensation for management. Generally, management anticipates spending proceeds at the ratio of about 3:2 between direct mail and website development. That is, for each $10,000 in proceeds management anticipates allocating about $6,000 to the direct mail program and about $4,000 to web site development. That ratio could change based upon experience. For example, if a particular mailing list or mailing campaign provided aberrant results management could allocate more or less funding than anticipated, as the case may be, to follow-up the initial mailing with additional product offerings or to abandon the list entirely.

Generally, the net proceeds resulting from the exercise of warrants will be utilized by Insightful Solutions for its general corporate purposes. Other net proceeds resulting from the exercise of any warrants will be utilized by Insightful Solutions to finance future growth of its business. See "Description of Business" The greatest amount and percentage of proceeds from the exercise of warrants, if any, will be used to fund Insightful Solutions operating expenses for the several months following such exercise. None of the proceeds from this offering or the exercise of any warrants would be allocated to the payment to management and promoters of any fees, reimbursements or past salaries. See "Risk Factors -- Managements Broad Discretion Over the Allocation of Insightful Solutions Proceeds Means that Proceeds Could Be Used for Risky Ventures Not Approved by Shareholders."

The precise amounts and timing of the application of such proceeds will depend upon many factors, including, but not limited to, the exercise of the redeemable warrants and the amount of any such proceeds, actual funding requirements of Insightful Solutions from time to time and the availability of other sources of financing. Within these broad parameters, management will have full discretion with respect to the application of the proceeds. Until such time as the proceeds are utilized, they will be invested in liquid, short-term investments or commercial bank accounts. There are no formal restrictions with respect to the types of short-term investments that may be made by Insightful Solutions but, in practice, we typically places such funds in a money market account pending their use.

The sale and issuance of securities upon the exercise of redeemable warrants will result in proceeds directly to Insightful Solutions as follows:

PRICE TO THE PUBLIC	UNDERWRITING DISCOUNTS AND COMMISSIONS (3)	PROCEEDS TO THE ISSUER(4)(5)
1,000,000 shares @ $1.00 (1)(2)	-0-	$ 1,000,000 (1)(2)
750,000 shares @ $3.50 (1)(2)	-0-	2,625,000 (1)(2)
TOTAL	-0-	$ 3,625,000

(1) The 1,000,000 shares of common stock issuable at $1.00 per share consist of the shares issuable upon the exercise of all 250,000 warrants A; the 750.000 shares of common stock issuable upon the exercise of all 250,000 warrant B

(2) The above table assumes the exercise of all 250,00 of the warrant A at an exercise price of $1.00 per share for 1,000,000 shares of common stock; the exercise of all 250,000 of the warrant B at an exercise price of $3.50 per share for 750,000 shares of common stock.

(3) The securities registered hereunder will not be sold through an underwriter.

(4) All expenses of this registration are payable by Insightful Solutions, and are estimated at $22,700. The expenses payable by Insightful Solutions in connection with the issuance and distribution of the securities being registered are estimated, where appropriate, as follows:

Securities and Exchange Commission Fees............	$ 302
Transfer/Warrant Agents Fee and Expenses..........	900
Accounting Fees and Expenses...............................	5,000
Blue Sky Fees and Expenses...................................	4,500
Printing Expenses ..................................................	1,000
Legal Fees...............................................................	10,000
Miscellaneous.........................................................	1,000
TOTAL...................................................................	$22,702

(5) The price received by Insightful Solutions is the price at which warrantholders may buy common stock upon the exercise of the redeemable warrants.

The precise amounts and timing of the application of such proceeds will depend upon many factors, including, but not limited to, the amount of any such proceeds, actual funding requirements of Insightful Solutions from time to time and the availability of other sources of financing. Within these broad parameters, management will have full discretion with respect to the application of the proceeds. Until such time as the proceeds are utilized, they will be invested in liquid, short-term investments or commercial bank accounts. There are no formal restrictions with respect to the types of short-term investments that may be made by Insightful Solutions but, in practice, Insightful Solutions typically places such funds in a money market account pending their use.

DESCRIPTION OF THE COMMON STOCK AND OTHER SECURITIES

Common stock, no par value

At December 1, 2004 we have 6,410,000 outstanding shares of common stock owned by nine stockholders. Upon the successful completion of this offering, and before the exercise of any warrants, we would have 6,660,000 outstanding common shares. Of these outstanding shares, 250,000 could be resold immediately in the public market. If all the redeemable warrants are exercised the number of outstanding shares would increase to 8,410,000 of which 2,000,000 could be immediately resold in the public market. The remaining shares would continue to be restricted from immediate resale under the federal securities laws but may be sold into the public market in the near future subject only to volume limitations and certain other restrictions under Rule 144 of the Securities Act of 1933.

Generally, Rule 144 provides that restricted securities, that is, securities acquired through private placements or as compensation for services, can be sold in through a broker in the public market after one year of ownership if the issuer has complied with the periodic reporting requirements of the Securities Exchange Act of 1934. For over-the-counter securities the maximum number of shares which could be sold by any seller during any three month period is 1% of the total outstanding shares. For example, if we had 5,000,000 shares outstanding and nine shareholders with restricted securities, then those nine shareholders could sell 450,000 shares (9 x 50,000) during any three month period. Such sales could have a depressing effect upon our stock price.

Holders of our common stock are entitled to one vote for each share of common stock held of record. There are no cumulative voting rights. Each holder of our common stock is also entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. We have never paid any dividends on our common stock, and we do not anticipate declaring or paying dividends in the foreseeable future. It is anticipated that any earnings which may be generated from our operations will be used to finance our growth and will not be used to pay dividends on our common stock. The holders of our common stock are also entitled to share ratably in any distribution of our assets upon liquidation of Insightful Solutions after payment of all debts and liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. There are no preemptive rights, conversion rights, redemption provisions or sinking fund provisions with respect to our shares of common stock.

We can issue up to 50,000,000 shares of common stock (41,590,000 are currently available to be issued), and up to 5,000,000 shares of Preferred Stock. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of Insightful Solutions will be reduced. Shareholders may experience additional dilution as such securities may have rights, preferences or privileges senior to those of the holders of the common stock. Insightful Solutions does not currently have any contractual restrictions on its ability to incur debt and, accordingly, Insightful Solutions could also incur significant amounts of indebtedness to finance its operations. Any one or a combination of these factors would dilute the respective ownership of each holder of common stock.

Preferred Stock, no par value

There are 5,000,000 authorized shares of Preferred Stock. No Preferred Shares have been issued. The terms of class or series, including the preferences, limitations, and relative rights for any Preferred Shares shall be determined by the Board of Directors without a vote of any stock holders before the issuance of any Preferred Shares.

Warrant A and Warrant B

Warrant A gives the holder the right to acquire four shares of Insightful Solutions common stock for each warrant A at an exercise price of $1.00 per share. Warrant B gives the holder the right to acquire three shares of Insightful Solutions common stock for each warrant B at an exercise price of $3.50 per share. The warrants cannot be exercised until the effective date of a registration statement filed with the Securities and Exchange Commission for the purpose of registering warrant A and warrant B. Warrant A will expire twelve months from the effective date of this Registration Statement, and warrant B will expire eighteen months from said date. The warrants will remain effective during the exercise period, and Insightful Solutions board of directors has the right to extend expiration dates as long as the registration statement filed with the SEC is kept current. Insightful Solutions will have the right to call the warrants upon thirty days written notice to warrant owners, and it will pay $.02 per warrant for each warrant not exercised. warrant A cannot be called unless the bid price of Insightful Solutions common stock is $2.00 or higher for a period of fifteen consecutive trading days, and warrant B cannot be called unless the bid price of the common stock is $4.25 or higher for fifteen consecutive trading days.

There is no guarantee that our common stock will trade on the OTC Bulletin Board (OTCBB) or any other exchange or that the bid prices needed to call the warrants would ever be achieved.

This offering is being self-underwritten which will negatively impact our liquidity

This offering is being self-underwritten. That means, among other things, that we do not have an underwriter that will introduce Insightful Solutions to its customers or to other potential investors. We do not reasonably expect that any analyst will follow our company and its common stock upon the completion of this offering. The lack of an underwriter during this offering, and the lack of analyst coverage following the offering will hamper the liquidity in our common stock in the secondary market following the completion of this offering. We intend to seek the services of one or more market makers upon the completion of this offering with the expectation that such market maker(s) would take the steps necessary to have our common stock quoted on the OTCBB. See the section titled "Market for Common Equity and Related Shareholder Matters" for additional discussion on the steps for listing on the OTCBB. The lack of liquidity will make it difficult for you to sell any shares that you may purchase in this offering. Additionally, the lack of liquidity in a security is often accompanied by a large spread between the price that investors must pay to purchase a security (the ask) and the price at which that investor could reasonably sell the same security (the bid). Intervening factors could also increase the amount of the spread and affect market price. All these factors affecting the liquidity of your investment in our common stock will be exacerbated by the likely status of our common stock as a "penny stock." See "Risk Factors - Risks Related to this Offering." See also "Market for Common Equity and Related Shareholder Matters."

DESCRIPTION OF BUSINESS

General

Insightful Solutions, Inc. is a recently organized Florida corporation that markets motivational, self-improvement and personal recognition products, corporate gifts, and related promotional merchandise to customers located primarily in the Minnesota area. The common theme among the Insightful Solutions product line is the advancement of personal excellence and achievement and the recognition and reward of such. Prior to the incorporation of Insightful Solutions in May, 2002, and from December, 1996, George and Linda Kuczek operated the business as a Minnesota sole proprietorship.

The full product line is diverse and includes offerings such as motivational books and tapes, distinctive leather goods, classic car rentals, and upscale vacations. The products and services are manufactured or provided by several different sources and we are not dependent on one or a few providers for our product line. Insightful Solutions does not have any exclusive distribution agreements with any of its product or service providers. We believe that diversity in our product offerings is more important than exclusivity because diversity provides more opportunity to meet unique customer needs. Primary award and recognition vendors who supply products to us include Award Craft, Visions Awards, Successories, Jaffa Crystals Etch, Crown Trophy, Arkine Inc. and JDS Industries. Generally their product offerings are readily available from their inventory. The cost of adding additional vendors is minimal as most vendors do not require inventory purchases to establish the vendor-company relationship. Promoting any additional products, however, does require the commitment of capital as such additional products would be included in our direct mail material or presented on our web site with appropriate purchase links. Management intends to feature particular product and service offerings, or add additional products and services, based on its subjective estimates of its customers and the market from time to time.

We market all our product and service offerings under the trademark or trade name or service mark of the inventor, manufacturer, or their licensees. We do not license any trademarks or trade names for exclusive distribution or for resale to the wholesale trade. We do not market a proprietary product line under the Insightful Solutions trade name, and we do not have any present plans to develop such a proprietary product line.

We currently sell our products and services through direct mail and telephone solicitation. We also offer award and recognition products through our web site at insightfulsolutions.com. The majority of our sales are to about 300 repeat buyers. As proceeds are received from this offering we intend to upgrade and expand our Insightful Solutions internet commerce site, and to produce a sales-oriented corporate brochure which will be used as the cornerstone of our direct mail programs.  The nature of our business permits a scalable approach in attempting to expand our sales. For example we can purchase mailing lists, prepare promotional materials, and incur postage costs based upon the amount of cash available at any time.

We sell our products to corporate buyers, executives, sales managers, human resource managers and other management personnel of larger corporations, small business owners and professionals, and individual consumers who we believe buy our inspirational products primarily as gifts. Insightful Solutions makes only direct retail sales and does not supply wholesalers or distributors on a commission basis or under any other arrangement. No single customer accounts for more than 10% of our sales revenue.

Competition

There are many competitors in the motivational, inspirational and recognition industry. Certain segments of the industry, such as motivational and inspirational publishers and speakers, have national name and brand recognition. The direct product sales segment of the industry in which Insightful Solutions will compete is highly fragmented. Although there are no authoritative industry compiled statistics to support the conclusion, management believes that the direct product sales segment of the industry, which is the segment we operate in, is primarily local in character.

Insightful Solutions competes principally on the basis of product selection, product quality, customer service, and the price of its products. That is, we try to feature products which are unique or distinctive in their category such as original art in crystal, leather or stainless steel. We provide customer service by responding to customer questions and comments as soon as possible after receipt of same, and by policy not later than the next business day, and by providing information pieces to those who opt-in on receipt. We also make personal visits to customers who request it within our local area. Our pricing model determines that our prices are substantially the same or less than our competitors for similar products exhibited in their catalogues or on their web sites.

Products

Our product lines are generally categorized into product groupings as follows:

         Theme Based products for business customers such as dramatic photography and lithographs, desktop items, pens and other office supplies which promote in their design certain desirable employee characteristics like Quality, Customer Care, Teamwork, Attitude and Excellence.

         Personal Motivation products such as best selling motivational books and audio tapes, photographs and pictures, calendars, pens and miscellaneous office accessories.

         Executive Gifting products such as distinctive leather goods, watches, fine wines and cigars, and distinctive services like classic car rentals, golf packages, spa treatments, and vacation packages.

         Distinctive Award and Recognition products such as lead crystal and rare wood plaques or other wall decor or desktop items.

         Corporate Logo Recognition products such as computer disk holders, pens, polo shirts, mouse pads, jackets, caps and other clothing items, planners, calendars, and banners.

We generally select product lines that are manufactured in a professional manner using high-quality materials.  We maximize the appeal of our decor product lines by grouping items to provide a distinctive appearance and a consistent visual theme. Wall decor is often customized with framing and matting options. Various desktop items are placed in these groupings to match the wall decor and to continue the desired theme across the office environment.

We do not design our products although we do collaborate from time to time with various  manufacturers about new art work designs and products that may have been requested by or have generated favorable comments from our customers. We do not manufacture any of our products and we do not have any property or proprietary interest in any manufacturing facilities.

Marketing

We sell our products and services primarily through direct mail and telephone solicitation to individual purchasers.  We do not currently publish and distribute a current general catalog of all the products and services that we offer although we do use manufacturers' brochures and sales material when available. We also design and produce a limited number of product or service promotional pieces that we include in our direct mail campaigns. Our direct mail campaigns are presently limited in scope, one or two mailings per year, and most often targeted at specific customer groups such as corporate buyers in which we offer or publicize a specific limited product category or grouping.

We sell our products to corporate buyers, executives, sales managers, human resource managers, and other management personnel of larger corporations, small business owners, professionals, and individual consumers. We maintain a proprietary database of customer buying patterns and from time to time we conduct written surveys of our customers to both query our customers on their anticipated future needs and to obtain a measure of customer satisfaction with the products and the quality of service they have already received from us. We frequently conduct test mailings or specific product lines to specific customer profiles and measure the success of the results as the basis of additional campaigns. The majority of our current sales are to repeat buyers.

From time to time an Insightful Solutions representative will make personal sales calls to primarily local customers. At present all direct sales calls are made by George Kuczek. We do intend to continue this practice at about its current limited pace of a few customers per month and as requested by the customer. We have no present intention of making the capital investment necessary to hire and train any full time personal sales representatives, although we will reevaluate this policy within 90 days of the initiation of a direct marketing campaign we intend to conduct following this offering..

Some of our larger competitors such as Successories operate company owned and franchisee owned retail stores located in shopping malls in metropolitan areas.  Although management is experienced in operating a similar retail store we have no present intention of establishing any retail stores for sale of our products and services.

As proceeds are received from this offering we intend to use some of the proceeds to upgrade our Insightful Solutions internet commerce site and to produce a sales-oriented corporate brochure. Management personnel are not experienced in web site development or in operating a commercial web site.  No management personnel have the programming skills required for the development of such a commerce site and we will be totally reliant on the expertise of others.  We anticipate that the continued development of the Insightful Solution internet commerce site could cost a minimum of $20,000 and as much as $50,000 to upgrade and keep in operation. Maintaining the site and keeping our product offerings fresh and current will require an additional on-going, regular expense which we presently estimate at $3,000 - $5,000 per month. As a potential investor in our securities you should be aware that the development of an Insightful Solutions internet commerce site involves substantial risk with an uncertain outcome.  Because the majority of the costs of developing an internet commerce site will involve professional fees and costs there is no expectation that we would be able to recoup any of those costs, by sale or otherwise, associated with the site development.

Distribution

We use a nonaffiliated framing company to assemble and mount framed wall and desk decor in-house when the customer has requested a particular theme or trade dress. These custom products are always packaged and shipped by us directly to the customer. We also assemble and collate the more diverse orders, where, for example, a customer has ordered items produced by several different manufacturers or items provided from multiple distributors. Generally we prefer to arrange drop-shipping from the distributor or the manufacturer to the customer.

We provide our customers with cost effective shipping options that vary in price according to the speed of the delivery. Generally customer orders are delivered by ground shipment (up to 10 days), economy shipment (up to 6 days), express (up to 3) days or by overnight delivery.

Returns

Our company policy is to provide maximum customer satisfaction. We accept returns on any item that a customer may find unacceptable.  We credit the customer for the full amount of the purchase and replace the item with the same or a similar item at regular catalog prices if requested to do so by the customer.  Our experience is that there is a minimal cost of handling returns in this manner.

Trademarks and Service Marks

 Insightful Solutions does not own any federal registration for the service mark "Insightful Solutions" or for any other service marks. We do not license any trademarks or trade names for exclusive distribution by us or for resale to the wholesale trade. We do not market a proprietary product line under the Insightful Solutions trade name, and we do not have any present plans to develop such a proprietary product line.

Although many of the quotations and other art work used by Insightful Solutions are in the public domain and are not individually protectable under copyright and trademark laws, we endeavor to give these products a distinctive trade dress, that is, Insightful Solutions ID tags mounted on certain products, or unusual or distinctive packaging that would be identifiable with Insightful Solutions..

Reports to Security Holders

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, will file reports and other information with the Commission. Reports and other information filed by us with the Commission pursuant to the informational requirements of the Securities Exchange Act of 1934 will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our reports and other documents filed with the Commission may also be available electronically on the World Wide Web at www.sec.gov">www.sec.gov .

We may elect not to file a Form 8-A or other Registration Statement under the Securities Exchange Act of 1934 and therefore, will only be subject to Section 15(d) following the effective date, therefore the proxy rules, short-swing profits regulations, beneficial ownership reporting regulations and the bulk of the tender offer regulations will not apply to us.

After we complete this offering, we will not be required to furnish you with an annual report. Further we will not voluntarily send you an annual report.

DESCRIPTION OF PROPERTY

At the date of this prospectus Insightful Solutions, Inc. operates from residential office space in Golden Valley, Minnesota, a suburb of Minneapolis, contributed at no cost by its President, Mr. George Kuczek. Management considers current office space adequate for the next twelve months or until such time as it becomes likely that additional personnel may be added.

EMPLOYEES

At the date of this Prospectus Insightful Solutions does not have any full time employees for accounting purposes, although its management George and Linda Kuczek devote as much as time as necessary in the circumstances to the affairs of Insightful Solutions, and are prepared to devote all their working hours if required. Additional managerial and professional services can be provided, from time to time, as needed, by various professionals and independent contractors. (See "Use of Proceeds" and "Managements Discussion and Analysis" and "Description of Business")

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

George J. Kuczek, 53, Director, President, Treasurer, since inception.

From 1994 to present George Kuczek is a joint owner of a 50% interest in a partnership which owns a Successories, Inc. retail store franchise in Minnesota. From 1994 through about October, 1996 Mr. Kuczek managed advertising, marketing and sales activities for the partnership. In October, 1996 Mr. Kuzcek founded Insightful Solutions as a sole proprietorship and with his wife Linda has operated the business as a sole proprietorship and then as a corporation since that time. Since January, 1999 to the present Mr. Kuczek trades futures and commodities for his own account.

Linda M. Kuczek, 52, Vice President, Secretary, since inception.

From 1994 to present Linda Kuczek is a joint owner of a 50% interest in a partnership which owns a Successories, Inc. retail store franchise in Minnesota. From 1994 through December, 1998 Mrs. Kuczek managed the day-to-day operations of the Successories store on a full time basis. Since December, 1998 Mrs. Kuczek supervises merchandising, inventory control, catalog promotions for the Successories store on a part-time basis. Since 1998, the remainder of her professional time is spent on Insightful Solutions.

Insightful Solutions is not affiliated with Successories, Inc. by common ownership or by common management. George and Linda Kuczek jointly own a 50% interest in a partnership which owns a Successories, Inc. franchise in Minnesota. The franchise operates a retail outlet within the state and does not conduct any internet based business.

None of our officers or directors has been a party, either in their individual capacity or in the capacity as an officer, director, partner or proprietor of any business entity, to any bankruptcy proceeding, criminal proceeding, or any prosecution or disciplinary proceeding under either the Federal or state securities laws.

At the date of this prospectus only one member of the maximum nine members constituting the entire Board of Directors is sitting. The By-Laws permit the existing members of the Board of Directors to fill vacancies for a period up to the remaining term of any existing vacancy. The current member does not anticipate that additional members will be appointed to the Board of Directors over the next several months absent the likelihood of a business combination.

No cash compensation was paid to our directors for their services as directors during the last two fiscal years ended. We have no standard arrangement pursuant to which our directors are to be compensated for their services in their capacity as directors except for the granting from time to time of incentive stock options which may be implemented in the future. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. No director has received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Under Florida corporation law, no director of Insightful Solutions shall be personally liable for monetary damages as such for any action taken by such director, or any failure on the part of such director to take any action, unless (I) such director has breached or failed to perform the duties of his office as set forth under applicable law; and (II) such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, except as otherwise provided by applicable law. Insightful Solutions Articles of Incorporation also provide that, if Florida law is hereafter amended to authorize the further elimination of limitation of the liability of the directors of Insightful Solutions, then the liability of such directors shall be eliminated or limited to the fullest extent permitted by applicable law.

The Articles of Incorporation and the Bylaws (the "Bylaws") of Insightful Solutions provide that Insightful Solutions shall, to the full extent permitted by the laws of the State of Florida, as amended from time to time, indemnify all persons whom they may indemnify pursuant thereto. The Bylaws of Insightful Solutions also provide that Insightful Solutions may obtain insurance on behalf of such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Insightful Solutions has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

This item provides disclosure of all cash, non-cash, plan and non-plan compensation awarded to, earned by, or paid to the named executive officer and director for all services rendered in all capacities to Insightful Solutions and its subsidiaries.

All executive compensation  to the date of this prospectus has been paid with Insightful Solutions common stock at the rate of 45,000 shares per month for each executive, or a total of 90,000 common shares per month at varying arbitrary valuations per share for these purposes.

No options or SARs were exercised in the fiscal year ending December 31, 2002 or 2003.

No options were granted as compensation to any persons during fiscal 2002 or 2003. No stock appreciation rights (SARs) were granted as compensation to any persons in fiscal 2002 or 2003.

Compensation information is presented in tabular form below.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compensation
		Salary (1)	Bonus	Other Annual Compensation	Awards		Payouts
					Securities Under Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts
George Kuczek President, Treasurer and Director	2004 2003	-See Note 1 -	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Linda Kuczek Vice-President and Secretary	2004 2003	-See Note 1 -	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

(1)     No cash compensation has been paid to date. Salary is paid in common stock at 45,000 shares each per month for two executive officers, or 90,000 shares in the aggregate.

STOCK OPTION PLAN

The company does not presently have an Incentive Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director or officer of Insightful Solutions, or any nominee for election as a director, or any security holder who is the beneficial owner of more than 5% of  any class of Insightful Solutions' voting securities, or any member of the immediate family of any of the above persons had or is to have a direct or indirect material interest in any transaction during the past two years from the date of this prospectus, or any proposed transaction where the amount involved in the transaction or a series of similar transactions exceeded or would exceed the amount of $60,000. On May 31, 2004 we paid off a $1,500 loan from George Kuczek with 150,000 shares of common stock at $0.01 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Insightful Solutions common stock as of December 1, 2004 by the directors of Insightful Solutions, the Named Officers, each person known by Insightful Solutions to be the beneficial owners of five percent (5%) or more of the common stock of Insightful Solutions, and all directors and officers of Insightful Solutions as a group.

Name and Position (if applicable)	Number of Common Shares Beneficially Owned (1)	Percentage of Class
George J. Kuczek. Director, President Insightful Solutions, Inc. 221 Sunny Ridge Lane Minneapolis, MN 55422	3,610,000 (2)	56% (2)

Linda M. Kuczek. Director, Secretary Insightful Solutions, Inc. 221 Sunny Ridge Lane Minneapolis, MN 55422	1,900,000 (2)	56% (2)

Michael B. and Joan A McLaughlin 1016 Shore Acres Drive Leesburg, FL 34748	1,000,000	16%

Peter Amaral 10735 Shady Pond Lane Boca Raton, FL 33428	500,000	8%

Heartland Diversified Industries, Inc. 1016 Shore Acres Drive Leesburg, FL 34748	500,000 (3)	8%

All executive officers and directors as a group (2 persons)	3,610,000	56%

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as the individual, as well as other securities as to which the individual has or shares investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.

(2) The number of shares presented beside George Kuczek and Linda Kuczek are owned jointly as tenant in the entireties but presented separately because of their respective status as executive officers. George and Linda Kuczek own jointly a total of 3,610,000 shares of common stock as of November 30, 2004..

(3) Heartland Diversified Industries, Inc. is controlled by Michael B. McLaughlin.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Common Stock

There is currently no public trading market for shares of Insightful Solutions common stock, no par value per share (the "common stock"). This offering is being self underwritten. No broker dealers will be introducing any customers to the company's offering.

At December 1, 2004 we have 6,410,000 outstanding shares of common stock owned by nine stockholders. Upon the successful completion of this offering, and before the exercise of any warrants, we will have 6,660,000 outstanding common shares. Of these outstanding shares, 250,000 could be resold immediately in the public market.

The timing of the exercise of any warrants is unknown. All, a portion, or none of the warrants being offered as part of the Units in this offering may eventually be exercised at prices of  $1.00 per share for 1,000,000 shares and at a price of  $3.50 per share for 750,000 shares of common stock.  If all the redeemable warrants are exercised the number of outstanding shares would increase to 8,410,000 of which 2,000,000 could be immediately resold in the public market.. The remaining shares would continue to be restricted from immediate resale under the federal securities laws but may be sold into the public market in the near future subject only to volume limitations and certain other restrictions under Rule 144 of the Securities Act of 1933.

Following this Offering we intend to present our company to market makers to have our common stock quoted on the OTC Bulletin Board ("OTCBB"). Only one market maker is required to initiate the OTCBB qualification procedure and to have our stock quoted on the OTCBB. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers will not be permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock.

After the successful completion of this offering and before the exercise of any warrants, there would be 250,000 shares of common stock available for secondary trading in the public market. The lack of liquidity in our common stock is likely to make the trading price our common stock volatile and subject to wide fluctuations, assuming that any trades do occur in the secondary market. Additionally, our stock price may become subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products and services by us or our competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to ours and other events or factors. In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, results of operations and financial condition. It is possible that wide fluctuations in the trading price of our common stock could result in class action litigation against us, which even if such actions were successfully defended, would result in large expenses that would have a material, adverse effect on financial condition.

Under Rule 15g-9 of the Exchange Act, a broker or dealer may not sell a "penny stock" (as defined in Rule 3a51-1) to or effect the purchase of a penny stock by any person unless: (a) such sale or purchase is exempt from Rule 15g-9; (b) prior to the transaction the broker or dealer has (1) approved the persons account for transaction in penny stocks in accordance with Rule 15g-9, and (2) received from the person a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased; and (c) the purchaser has been provided an appropriate disclosure statement as to penny stock investment. The Securities and Exchange Commission adopted regulations that generally define a penny stock to be any equity security other than a security excluded from such definition by Rule 3a51-1. Such exemptions include, but are not limited to (1) an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operations for at least three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years; (2) except for purposes of Section 7(b) of the Exchange Act and Rule 419, any security that has a price of $5.00 or more; and (3) a security that is authorized or approved for authorization upon notice of issuance for quotation on the NASDAQ Stock Market, Inc.s Automated Quotation System. It is likely that shares of common stock, assuming a market were to develop therefore, will be subject to the regulations on penny stocks; consequently, the market liquidity for the common stock may be adversely affected by such regulations limiting the ability of broker/dealers to sell our common stock and the ability of shareholders to sell their securities in the secondary market. Moreover, our shares may only be sold or transferred by our shareholders in those jurisdictions in which an exemption for such "secondary trading" exists or in which the shares may have been registered

We have not declared any dividends since inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future. The payment of dividends is entirely within the discretion of the Board of Directors and will depend, among other things, upon our earnings, our capital requirements, and our financial condition, as well as other relevant factors.

Potential future Rule 144 sales may impact the value of our common stock. Of the 50 million shares of our common stock authorized, following this offering there will be 4,450,000 shares issued of which all but 250,000 following this offering will be restricted shares as that term is defined under the Securities Act. These restricted shares may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of 1 year may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to the greater of (i) 1% of our outstanding common stock or (ii) the average weekly trading volume for the four week period prior to the proposed date of sale, every 3 months. Additionally, Rule 144 requires that an issuer of securities make adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of Sections 13 or 15(d) of the Exchange Act and of Rule15c2-11 there under. Rule 144 also permits, under certain circumstances, that sale of shares by a person who is not an affiliate (and has not been an affiliate for the 90 day period preceding the proposed sale) of Insightful Solutions and who has satisfied a 2 year holding period without any quantity limitation and whether or not there is adequate current public information available.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of common stock with about 41,590,000 available for future issuance. It is our intention to issue more shares at one or more times in the future. Sales of substantial amounts of common stock (including shares that may become issuable upon the exercise of stock options, the conversion of other securities into common stock, and the exercise of warrants), or the perception that such sales could occur, could materially adversely affect prevailing market prices for the common stock and our ability to raise equity capital in the future.

PLAN OF DISTRIBUTION

Insightful Solutions is offering up to 250,000 common stock Units to the public, at a price of $ 0.40 per Unit. Each Unit comprises one share of common stock, one Warrant A exercisable for one share of common stock at $1.00 per share, and one Warrant B exercisable for one share of common stock at $3.50 per share. The offering price was arbitrarily determined by management. If all 250,000 Units offered are sold we will receive $100,000 in gross proceeds before the exercise of any warrants. The offering is not subject to a minimum subscription level. As of September 30, 2004 our net cash balance was less than $500 and we are dependent upon the proceeds from this offering to attempt to grow our business. Insightful Solutions will review all subscriptions immediately on receipt to confirm the suitability of the investor. If the investor is suitable and the subscription is not rejected by Insightful Solutions, the subscription will be accepted and the check for the purchase price will be deposited into an Insightful Solutions bank account. If, for any reason, an investor is determined to be not suitable or if the subscription is rejected for any other reason, the investor's check and all subscription documents will be promptly returned to the investor without interest and without deduction. We have the right to completely or partially accept or reject any subscription for Units offered in this offering, for any reason or for no reason.

Investor suitability relates directly to where an investor resides and whether we believe that the offering has meet with the securities law requirements of that state, province or country. Insightful Solutions does not intend to qualify or register the securities of this offering in all fifty States in the US or in any jurisdiction outside of the United States. Insightful Solutions may, however, chose to sell a portion of this offering to investors outside of the US and will rely on certain prospectus and registration exemptions under applicable securities laws in force in those jurisdictions. For instance in Canada, many of these exemptions require that the investor meet certain requirements such as being a friend, family or close business associate of one of our directors or officers, or that the investor be an accredited investor" or "eligible investor" as defined for that purpose. Therefore, Insightful Solutions prior to offering or accepting any subscriptions from any potential investors will first determine where that investor resides and whether the offering is properly qualified or if an exemption may be relied upon to issue securities to that potential investor.

 No Escrow of Proceeds

There will be no escrow of any of the proceeds of this offering. Accordingly, we will have use of all funds raised as soon as we accept a subscription and funds have cleared. These funds shall be non-refundable to subscribers except as may be required by applicable law.

No Broker Is Being Used in This Offering

This offering is being self-underwritten by Insightful Solutions. All sales will be made by personal contact by our directors and officers. We will not be mailing our prospectus to anyone or soliciting anyone who is not personally known by our directors and officers or business associates and personally contacted by them. Although our officers and directors are each an associated person of Insightful Solutions as that term is defined in Rule 3a4-1 under the Securities Exchange Act of 1934 they are deemed not to be brokers for the following reasons:

  They are not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of their participation in the sale of our securities.
  They will not be compensated for their participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.
  They are each not an "associated person" of a broker or dealers at the time of their participation in the sale of our securities.
  They intend to be actively involved in the business of Insightful Solutions after the closing of this offering.
  They are not nor have been a broker or dealer, or an associated person of a broker or dealer,  and,
  They have not been involved in selling an offering of securities for Insightful Solutions or any issuer within the last 12 months.

Opportunity to Make Inquiries

Insightful Solutions will make available to each offeree, prior to any sale of Units, the opportunity to (1) ask questions of and receive answers from Insightful Solutions concerning any aspect of the investment and (2) obtain any additional information necessary to verify the accuracy of the information contained in this prospectus, to the extent Insightful Solutions possesses such information or can acquire it without unreasonable effort or expense.

Procedure for Prospective Investors

You may subscribe by filling in and signing a subscription agreement and delivering it, prior to the expiration date, to us. You may request a subscription agreement by calling Mr. George Kuczek at (763) 377-7795 during regular business hours. The subscription price of $0.40 per Unit must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to our order.

You should make your check payable to "Insightful Solutions, Inc.," and return your subscription agreement to:

Insightful Solutions, Inc.
221 Sunny Ridge Lane

Minneapolis, MN 55422

If you have any questions about this offering, please call Mr. George Kuczek during regular business hours Minneapolis time.

Expiration Date

The offering will remain open until all Units offered in this offering are sold or until two years after the effective date or this prospectus date, whichever date is the earliest. We may decide to cease selling efforts at any time prior to such date. If this offering is oversubscribed, we may consider whether or not you expect to hold the Units purchased in this offering long term in determining whether and to what extent we will accept your subscription. We anticipate having multiple closings of this offering and shall do so whenever we receive and accept a new subscription. Management believes that the amount of common stock Units, at the time the registration statement becomes effective, are reasonably expected to be offered and sold within two years from the initial effective date of the registration or any post-effective amendment thereto.

The validity of the common stock being offered hereby have been passed upon for Insightful Solution by M. Peter Amaral, Esq., P.O. Box 971086, Boca Raton, Florida 33497-1086.

DILUTION

If you purchase shares in this offering either through purchase of the units or through the exercise of any warrants, you will experience immediate and substantial dilution in pro forma net tangible book value per share based on our book value as of  December 31, 2003 of $562 or $.0001 per share of common stock. Net tangible book value per share represents the amount of our total assets less our total liabilities, divided by the number of shares of our common stock outstanding immediately after the offering but before the exercise of any warrants, options or other securities that may be convertible into common stock. Based upon an estimated offering price of $.40 per unit, purchasers of units in this offering would realize an immediate, substantial dilution of $.399 per share of common stock or practically 100% of the estimated offering price per unit.
You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after your purchase. Our officers, directors, promoters and affiliated persons have purchased shares or provided services for shares at prices between $.001 and .10 per share since inception in May, 2002. These insider purchase prices are from $.30 to more than $.39 per share less than you will pay for each share of common stock in this offering.

Dilution Table.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders assuming different percentages of this offering is sold. The Dilution Table does not take into account the exercise of any warrants which are included in the common stock Units being offered in this prospectus.

	100% Sold	75% Sold	50% Sold	25% Sold
Public offering price per share:	$0.40	$0.40	$0.40	$0.40
Net tangible book value, per share, before offering (1):	($0.0001)	($0.0001)	($0.0001)	($0.0001)
Pro forma net tangible book value per share after offering (2):	$0.015	$0.008	$0.004	$0.002
Increase per share attributable to new investors:	$ 0.015	$0.008	$0.004	$0.002
Dilution per share to new investors (3):	$0.015 or 100%	$0.008 or 100%	$0.004 or 100%	$0.002 or 100%

Note:	(1)

"Net tangible book value per share" is determined by dividing the number of shares of common stock outstanding into the net tangible book value of Insightful Solutions (tangible assets less total liabilities).

	(2)	Since there can be no assurances as to how many, if any shares will be sold, the pro forma net tangible book value per share may vary from that set forth above, after the offering.
	(3)	"Dilution" means the difference between the public offering price per share and the net tangible book value per share of common stock after giving effect to the offering.

DETERMINATION OF OFFERING PRICE

The amount and the price of the common stock Units being offered by the company, and the exercise price of any warrants, have been established arbitrarily and may bear no relationship to Insightful Solutions asset value, book value, net worth, or any other established criteria of value. We have arbitrarily determined the offering price of securities that we have sold previously based on our assessment of the possible earnings potential of Insightful Solutions at that time, and our assessment of the minimum share price that may be attractive to potential investors of our common stock.

LEGAL PROCEEDINGS

No director, officer or affiliate, any owner of record or beneficially of more than 5% of any class of voting securities, or security holder is a party adverse Insightful Solutions, Inc. or has a material interest adverse to Insightful Solutions, Inc..

EXPERTS

The consolidated financial statements as of December 31, 2003 and 2002 of Insightful Solutions, Inc. included in this Prospectus, has been examined by Myslajeck, LTD, independent certified public accountants, as set forth in their report appearing herein and have been included in reliance upon such representation of and upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

M. Peter Amaral, Esq. who has issued an opinion on the validity of the shares being offered herein is the owner of 600,000 shares of the common stock of the issuer.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The articles of incorporation of Insightful Solutions, Inc. provide indemnification of directors and officers and other corporate agents to the fullest extent permitted under the laws of Florida. The articles of incorporation also limit the personal liability of the Corporations directors to the fullest extent permitted by the Florida Business Corporation Act which contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Corporation, provided said officers or directors acted in good faith. Because indemnification or liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons by these, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

PART II

RECENT SALES OF UNREGISTERED SECURITIES

The table below shows recent sales of unregistered securities. .

Issued to	Date Issued	# of Shares	Cash	Services	Price per Share
Michael & Joan McLaughlin	5/29/02	1,000,000	$1,000		$.0010
Heartland Diversified Industries, Inc.	5/29/02	500,000	$10,000		$.0200
Harley & Sharon Levernez	10/07/02	100,000	$2,000		$.0200
Steve & Kathleen Dennis	10/30/02	100,000	$2,000		$.0200
Dimitri G. Dimitri	11/12/02	100,000	$2,000		$.0200
M. Peter Amaral	5/29/02	500,000		$4,700 (1)	$.0094
George & Linda Kuczek	8/12/02 - 12/30/02	450,000		$4,230 (2)	$.0094
George & Linda Kuczek	1/31/03 - 12/01/04	2,160,000		$- (2)	$.0000
George & Linda Kuczek	05/31/2004	150,000	$1,500 (3)		$.010
Heartland Diversified Industries, Inc.	6/17/04	250,000	$2,500		$.010
M. Peter Amaral	5/21/03	100,000		$2,000 (1)	$.02

NOTES TO TABLE:

(1)     Legal services

(2)     Executive services

(3)  Payment of $1,500 loan amount

The issuance of these shares was exempt from registration in reliance on Section 4(2) of the Securities Act. The purchasers had a prior business relationship with the officers and directors of the Company, no public solicitation or general advertising was used in these offerings, the purchasers are financially sophisticated investors with knowledge and experience in financial and business matters and were capable of evaluating the merits and risks of the prospective investment, and each of them had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate the prospects for success of Insightful Solutions, and other relevant factors before making an investment. The shares are restricted securities, or control securities when owned by management, bear a legend on each certificate displaying such restriction, and may be sold only in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act

EXHIBITS

Item	Description
3(i)	Articles of incorporation	Filed previously
3(ii)	By-laws	Filed previously
(4)	Warrants A&B Agreements	Filed previously
(5)	Opinion re: legality	Filed herewith
(15)	Letter re: interim unaudited financial statements	Filed herewith
(23)	Consent	Filed herewith

___________________________________________

   UNDERTAKINGS

Rule 415 Offering. We are registering securities under Rule 415 of the Securities Act and undertake that we will:

(1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act; and

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate officering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Insightful Solutions pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than payment by Insightful Solutions of expenses incurred or paid by a director, officer or controlling person of Insightful Solutions in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Insightful Solutions will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

BACK COVER PAGE OF PROSPECTUS

Common Stock Units

No Par Value

 $.40 PER UNIT

INSIGHTFUL SOLUTIONS, INC.

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and if given of made, such information or representation must not be relied upon as having been authorized by Insightful Solutions. Neither the delivery of this Prospectus nor any sale made in connection herewith shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of Insightful Solutions since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Securities in any jurisdiction where such sale or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such and offer or solicitation.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 24, 2005

INSIGHTFUL SOLUTIONS, INC.

By:

/s/ George J. Kuczek

GEORGE J. KUCZEK, President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ George J. Kuczek
GEORGE J. KUCZEK
Director, President, Principal Accounting Officer
January 24, 2005

/s/ Linda M. Kuczek
LINDA M. KUCZEK
Director, Secretary
January 24, 2005